CMS ENERGY’S DAVID JOOS TO BECOME CHAIRMAN OF THE BOARD IN MAY AND RETIRE AS CHIEF EXECUTIVE
OFFICER; JOHN RUSSELL TO BE NAMED CEO

JACKSON, Mich., March 24, 2010 – David W. Joos has elected to retire from his position as the company’s president and chief executive officer to assume the non-executive chairmanship of the CMS Energy and Consumers Energy boards of directors at the May 21 annual shareholders meeting. He succeeds Ken Whipple, who has served as chairman since 2002. Joos served since 2004 as CMS Energy president and chief executive officer, and chief executive officer of Consumers Energy.

John G. Russell will succeed Joos as CMS Energy and Consumers Energy president and chief executive officer and has been nominated to join the CMS Energy and Consumers Energy boards of directors. Russell, 52, served since 2004 as president and chief operating officer for Consumers Energy. He was executive vice president of Consumers Energy, and president and CEO of the utility’s electric business from 2001-2004. Russell first joined the utility in 1981 and was elected a company officer in 1999. Russell graduated from Michigan State University with a bachelor’s degree in business administration in 1980. In 1994, he completed the Program for Management Development at the Harvard Business School. Russell will assume his new responsibilities effective May 21.

“John’s experience and his leadership of our utility business, the focus of our Growing Forward strategy, make him the ideal candidate to lead the companies at this time,” Joos said.

“I am honored to take over the leadership of the companies. I am committed to continuing the successful execution of our Michigan investment plan,” said Russell. “These investments in our utility operations will improve customer service and spur growth in renewable energy, energy efficiency, and state of the art power generation. We remain dedicated to providing our electric and gas customers with safe, reliable and affordable service, protecting Michigan’s environment, and contributing to the economic recovery of our state.”

CMS Energy Corporation and its principal subsidiary, Consumers Energy Company, also announced the following changes in their boards of directors:

Directors Ken Whipple, Joseph F. Paquette, Jr. and Percy A. Pierre will not be standing for re-election at the company’s May 21 annual shareholders meeting. Whipple and Paquette have reached the mandatory retirement age and, under the company’s governance principles, cannot stand for re-election. Whipple served as a director since 1993. Paquette served since 2002, and previously from 1987-1988.

Pierre, a director since 1990, has elected to retire after two decades of service to the company and its shareholders. As a result of these changes, the boards will be reduced from 12 directors to 10.

“On behalf of the board, I want to express our sincere thanks to our retiring directors for their thoughtful counsel and many years of dedicated service to our shareholders,” said Joos. “We’re grateful for the many contributions they have made to the company’s success.”

CMS Energy (NYSE: CMS) is a Michigan-based company that has an electric and natural gas utility, Consumers Energy, as its primary business and also owns and operates independent power generation businesses.

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Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395
Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590